EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Occidental Petroleum Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-123324, 33-14662, 33-47636, 33-64719, 333-49207, 333-72719, 333-78031, 333-37970, 333-55404, 333-63444, 333-82246, 333-83124, 333-96951, 333-104827, 333-115099 and 333-124732) on Forms S-3 and S-8 of Occidental Petroleum Corporation of our reports dated February 27, 2007, with respect to the consolidated balance sheets of Occidental Petroleum Corporation as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006 and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Occidental Petroleum Corporation. Our report on the financial statements of Occidental Petroleum Corporation refers to (i) a change in the method of accounting for defined benefit pension and other postretirement plans (effective December 31, 2006), and (ii) a change in the method of accounting for share-based payments (effective July 1, 2005).

Los Angeles, California
February 27, 2007